                                                                   EXHIBIT 10.24

                             SHAREHOLDERS AGREEMENT
                             ----------------------


THIS AGREEMENT is made and entered into on the 6 day of June, 1995 by and between:

I. PACIFIC PAY VIDEO LIMITED, a corporation organized and existing under the laws of the State of California, United States of America, having its principal place of business at 405 Tasman Drive, Sunnyvale, California 94043, United States of America (hereinafter referred to as "PPV") on one part; and

II. MR. ARUN CHURDBOONCHART, a Thai citizen with his address at 176 Soi Pipat 2, Silom Road, Silom Sub-District, Bangrak District, Bangkok, Thailand (hereinafter referred to as "ARC"); and

     AC TELECOM LIMITED, a limited company organized and existing under the laws of Thailand, having its principal place of business at 425 Silom Road, Bangkok 10520, Thailand (hereinafter referred to as "ACT") on the other part;

     (hereinafter referred to collectively as "Thai Parties").

WHEREAS, PPV is engaged in the development, manufacture and distribution of on-demand pay per view entertainment, shopping, and information systems (hereinafter referred to as the "Products") and has acquired and possesses valuable technical information, and experience in the installation and operation of such Product; and

WHEREAS, the parties wish to co-operate and use their skills and expertise to promote, market, distribute and service such Products in the premier hotel industry of Thailand; and

WHEREAS, the parties wish to run the aforesaid business through PPV (Thailand) Co., Ltd., (hereinafter referred to as the "Company") a limited company already organized and existing under the laws of Thailand; and

WHEREAS, the parties wish to restructure the shareholding in the company to meet the requirements of Thai laws and principles agreed upon by the parties.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, hereto agreed as follows:

1.   PPV (Thailand) Co., Ltd.
     ------------------------

PPV (Thailand) Co., Ltd. is a limited company organized and existing under the laws of Thailand. The registered capital of the Company is Baht 10,000,000.00 (ten million) which is divided into 1,000,000 ordinary shares having the par value of Baht 10 each, 25% paid-up. The shareholding in the Company at present is illustrated in the Schedule I attached hereto.

2.   Acquisitions of Shares in the Company
     -------------------------------------

2.1 PPV agrees to buy under its own name and/or any persons designated by PPV which are agreed to by Thai Parties 28.5% of the shares in the Company so that PPV and its designees will hold a total of 77.5% of the shares in the Company after the purchase and Thai Parties agree to sell 28.5% of the shares in the Company (18.5% from ARC and 10% from ACT) to PPV and/or its designees. ARC further agrees to sell 5% of shares in the Company to Her Royal Highness Princess Uboltratanarajakanya ("HRH") so that after the sales Thai Parties will hold under their own names and/or any persons designated by them which are agreed to by PPV a total of 17.5% of the shares in the Company. After such sales and purchases, shareholding in the Company shall be as illustrated in Schedule II.


2.2 For the purpose of the preceding Clause 2.1 Thai Parties agree to sell to PPV and PPV agrees to buy an aggregate of 285,000 shares, representing 28.5% of shares in the Company, at the price of Baht 2.5 (two point five) per share.


2.3  No later than Friday, 17 February 1995:


     2.3.1 ARC shall deliver to HRH a completed share transfer document duly executed by him before a witness from B&M to transfer the 5% shares to HRH;

     2.3.2 ARC shall deliver to Baker & McKenzie, Bangkok ("B&M") for B&M to pass on to PPV completed share transfer documents duly executed by him before a witness from B&M to transfer the 18.5% shares to PPV; and

     2.3.3 ACT shall deliver to B&M for B&M to pass on to PPV a completed share transfer document duly executed by them before a witness from B&M to transfer the 10% shares to PPV.

2.4 No later than Friday, 10 March 1995, PPV shall deliver the share transfer documents duly counter-signed by them before a witness back to B&M.


2.5 No later than Wednesday, 14 March 1995, Thai Parties shall cause the Company to enter the share transfers into the share register book of the Company and to file a new list of shareholders with the Ministry of Commerce to evidence the new shareholding structure illustrated in Schedule II.


2.6 With respect to the price of the 28.5% shares sold to PPV and half of the 5% shares sold to HRH, all parties hereto acknowledge that it has already been paid in full by PPV on 27 February 1995 in the amount of Baht 712,500 (seven hundred twelve thousand and five hundred) (the "Purchase Price") by way of paying to ARC and ACT through the Company.

2.7 All parties agree that the Purchase Price paid to ARC and ACT via the Company shall be treated as loans by ARC and ACT to the Company in the amounts of Baht 462,500 (four hundred sixty two thousand and five hundred) and Baht 250,000 (two hundred and fifty thousand) respectively. The parties shall cause the Company to enter into loan agreements with ARC and ACT no later than 14 March 1995 with terms and conditions acceptable to all parties to this Agreement.


2.8 No later than 17 March 1995, Thai Parties shall cause the Company to issue new share certificates to PPV and HRH.

2.9 Stamp duty of 0.1% of the Purchase Price in connection with the transfer of shares shall be for the account of PPV.

3.   Alien Business Law
     ------------------

The parties hereto are aware of the fact that if 50% or more of the shares of the Company are held by foreigner(s), the Company will be classified by the NEC No. 281 (the "Alien Business Law") as a foreign company and permission from the Ministry of Commerce is required for doing service business in Thailand. However, the Alien Business Law does not apply to a company incorporated in Thailand, 50% or more shares in which are owned by U.S. nationals. This is due to protection granted to U.S. nationals and to companies incorporated in Thailand and owned and controlled by U.S. nationals under the Treaty of Amity and Economic Relations between the U.S. and Thailand 1968 (the "U.S. Treaty"). In this connection, in parallel with the share transfers to achieve the new shareholding structure in Schedule II, under which U.S. nationals shall own 77.5% of all shares in the Company, the parties agree to cooperate on the applications at the U.S. Consulate in Bangkok and at the Ministry of Commerce for the acknowledgment of protection under the U.S. Treaty. If any amendment of the Memorandum of Association of the Company is necessary or appropriate, the parties agree to cause the Company to make such amendment.

4.   Business Purposes
     -----------------


The parties agree that the major business purposes of the Company shall be as follows, subject to approval of the Companies Registrar for inclusion of these purposes as Objects of the Company attached to the Memorandum of Association:

(a) To market, distribute, and service on-demand pay per view entertainment and information systems for use in the hotel industry (the "Products") in Thailand;

(b) To carry on such activities as are incidental to or necessary for the business activities referred to in (a) or such other activities as may be agreed to by the parties.

The parties agree to cause the Objects of the Company, as part of the Memorandum of Association, to be amended to be in accordance with the U.S. Treaty. The new Objects of the Company shall substantially be in the form of Schedule III.

5.   Articles of Association
     -----------------------

The parties agree to cause the Company to amend its Articles of Association and the new Articles of Association shall be substantially in the form attached hereto as Schedule IV.

6.   Agreements with PPV and Thai Parties
     ------------------------------------

The parties shall cause the Company to enter into the following agreements:

6.1 a license agreement. a supply agreement or other agreements with PPV or persons designated by PPV, with terms and conditions to be agreed to between the Company and PPV and acceptable to Thai Parties; and


6.2 a service agreement or other agreements with either of the Thai Parties or persons designated by them, with terms and conditions to be agreed to between the Company and Thai Parties and acceptable to PPV.


7.   Shares of the Company
     ---------------------


7.1 All shares of the Company shall be ordinary shares. The par value for each share shall be Baht 10.


7.2 Neither party shall pledge or encumber in any way whatsoever the shares it holds in the Company without prior written consent of the Board of Directors.


7.3 Transfer of the shares in the Company shall require prior approval from the Board of Directors of the Company. Such approval, however, shall not be applicable, if transfer of the shares is made in accordance with the following:


     (i) If at any time either party wishes to sell, transfer or otherwise dispose of all or any part of its shares, such party must first offer to sell such shares (the "Offer") to the other party by giving written notice specifying the terms of the Offer, which shall include the sale price per shares and the number of shares to be sold.

     (ii) If the Offer is not accepted within 45 days from the date of the receipt of the notice of the Offer, then such party shall be free to sell the shares to any third party, provided that the price and terms of such purchase and sale shall in no event be more favorable to the third party than those offered to the other party.

     (iii) Notwithstanding the foregoing, neither party shall have the right to transfer its shares to any entity or individual which competes with the business of the Company.

8.   Board of Directors
     ------------------


8.1 The Company shall be administered by a Board of Directors consisting of 5 directors.

8.2 The members of the Board of Directors shall be elected and appointed by the General Shareholders' Meeting. The parties hereto agree to exercise their voting right to ensure that 3 directors will be appointed from the nomination of PPV ("Class A Directors") and 2 directors will be appointed from the nomination of Thai Parties ("Class B Directors").


8.3 The Board of Directors shall appoint one of its members who is nominated by PPV to be the Chairman of the Board.


8.4 [The Board of Directors shall elect 2 Class A Directors and 2 Class B Directors as the Company's authorized directors. Any contract and/or juristic act entered into on behalf of the Company and which will bind the Company shall require a joint signature of at least 2 authorized directors one of whom shall be from Class A Directors and another shall be from Class B Directors.]


8.5 If any directorship is vacant, the party who has nominated such director, shall be entitled to nominate a nominees to fill the vacancy and the parties hereto shall exercise their votes to ensure the appointment of such nominee for filling the vacancy.


8.6 Meeting of the Board of Directors shall be convened in accordance with the provisions of the Company's Articles of Association at least once per year.


8.7 At all meetings of the Board of Directors a quorum shall consist of 3 directors. All resolutions of the Board of Directors require an affirmative vote of at least 3 directors.


9.   General Meeting
     ---------------


9.1 Meetings of the Shareholders shall be convened in accordance with the provisions of the Company's Articles of Association.


9.2 A quorum for a general meeting of Shareholders shall consist of holders of a majority of the total number of shares of the Company. Shareholders represented by proxy shall be counted in determining a quorum.


9.3 Subject to the special resolutions required by the laws, all ordinary resolutions shall be adopted by the affirmative vote of a majority of the shares present, in person or by proxy, at the general meeting.


10.  Books and Accounts
     ------------------


10.1 The fiscal year of the Company shall commence on the 1st of January and end on the 31st of December of each year provided that the first fiscal year shall commence on the date of incorporation and end on the next subsequent 31st of December.


10.2 The Company shall keep at its head office up to date books of accounts and records prepared according to generally accepted accounting principles and Thai laws. Upon the request of any party, the Company shall furnish the said books of account and records for inspection by that party or his representative at any time during the normal business hours of the Company.


11.  Additional Financing
     --------------------

From time to time the Company will require additional capital or financing either by way of equity or loans and the parties shall make their contribution proportionately to their then respective shareholdings.

12.  Financial Information
     ---------------------

The parties shall cause the Company to mail the following reports to PPV and Thai Parties throughout the term of this Agreement:

(a) Within ten (10) days after the end of each month and after the end of each quarterly accounting period, a balance sheet, the statements of profit and loss and the statement of retained earnings, all stated in Baht and dollars, prepared in accordance with generally acceptable accounting principles. Such financial reports shall be prepared and delivered to PPV in the English language.

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods, in each fiscal year of the Company ending December 31 of each year and in any event within thirty (30) days thereafter, a balance sheet, the statements of profit and loss and the statement of retained earnings, all stated in Baht and Dollars, prepared in accordance with generally accepted accounting principles (other than for accompanying notes) consistently applied, subject to changes resulting from year-end adjustments, all in reasonable detail and signed by the Company's principal financial officer. The annual financial statements shall be audited by an independent auditing firm designated by PPV.

13.  Services and Assistance
     -----------------------


13.1 The parties shall use their most diligent efforts to cooperate and assist the Company in order to promote the profitability and successful conducts of the Company's business.


13.2 The cost of services or assistance to be provided by any party to and for the Company shall be agreed upon by the parties prior to the provision of such services or assistance.


14.  Non-Competition Undertaking by Thai Parties
     -------------------------------------------

14.1 Thai Parties hereto agrees that during the term of this Agreement and, for a period of five (5) years after termination of this Agreement (except for termination arising from a breach of this Agreement by PPV), neither Thai Parties nor any affiliate of Thai Parties shall enter into any business in competition with the Company or any relationship to provide video programming to be used in any type of hardware other than the Products.

14.2 Thai Parties hereby agree that neither they nor any affiliate of Thai Parties will participate in the design, manufacturing, marketing and selling of the Products or equipment functionally similar to the Products except through the Company.


15.  Term and Termination
     --------------------


15.1 This Agreement may only be terminated by the occurrence of any of the following: a) the breach of any material provision of this Agreement which is not cured by the breaching party within ninety days after receipt of written notice of such breach; (b) the bankruptcy, insolvency, or assignment for the benefit of creditors of Thai Parties; (c) the sale by the Company of all or substantially all of its assets; (d) the consent of the parties. In the event of breach or bankruptcy, the nondefaulting party shall have the right to purchase from the defaulting party its shares in the Company, at fair market value as determined by an independent appraisal company selected by mutual agreement or, if unable to agree, by the International Chamber of Commerce in accordance with its rule. In the event of a termination by sale of all or substantially all of its assets, the Company shall be liquidated and the proceeds distributed prorate to shareholders.


15.2 Clauses 14 ("Non-Competition"), 17 and 18 ("Representations and
     Warranties"), 19.1   (governing law) and 14.2 ("Attorney's Fees") shall
     survive any termination of this Agreement.


16.  Government Approvals
     --------------------

PPV and Thai Parties shall cooperate and use their most diligent efforts to obtain and/or cause the Company to obtain all applicable clearances from the Thai Government or its applicable regulatory authorities including, without limitation the Ministry of Commerce and the Department of Commercial Registration with respect to this Agreement and the licenses and supply and other agreements in accordance with their terms as set forth herein and the transactions contemplated hereunder and thereunder.

17.  Representations and Warranties of PPV
     -------------------------------------

PPV represents and warrants to Thai Parties as follows:

17.1 Corporate Power
     ---------------

PPV has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

17.2 Authorization
     -------------

(a) The execution, delivery and performance of this Agreement by PPV have been duly authorized by all requisite corporate action.

(b) This Agreement will constitute valid and binding obligations of PPV enforceable in accordance with their terms subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of laws governing specific performance, injunctive relief or other equitable remedies.

(c) The execution, delivery and performance of this Agreement and compliance with the provisions hereof and thereof by PPV does not and will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, the terms of the Amended Articles of Incorporation or Bylaws of PPV, or any material statute, laws, rule or regulations, or any material order, judgment, decree, indenture, mortgage, lease or other material agreement or instrument to which PPV is a party, or by which PPV or any of its material properties is bound, or give rise to a claim or right of termination, acceleration or cancellation in or with respect to any of PPV's material properties, assets, contracts or agreements.

17.3 Litigation
     ----------

There is no action, suit, proceeding or investigation pending or, currently threatened against PPV which questions the validity of this Agreement, or the right of PPV to enter into any such agreements, or to consummate the transactions contemplated hereby.

18.  Representations and Warranties of Thai Parties
     ----------------------------------------------

Thai Parties (referring to ARC as individual and/or ACT as legal entity, as applicable) represents and warrants to PPV as follows:

18.1 Corporate Power
     ---------------

Thai Parties has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform their obligations under the terms of this Agreement.

18.2 Authorization
     -------------

(a) The execution, delivery and performance of this Agreement to which Thai Parties are parties by Thai Parties have been duly authorized by all requisite corporate action.

(b) This Agreement will constitute valid and binding obligations of Thai Parties enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) The execution, delivery and performance of this Agreement and compliance with the provisions hereof and thereof by Thai Parties does not and will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, the terms of the Articles of Association or Bylaws of Thai Parties, or any material statute, laws, rule or regulation, or any material order, judgment, decree, indenture, mortgage, lease or other material agreement or instrument to which Thai Parties is a party, or by which Thai Parties or any of its material properties is bound, or give rise to a claim or right of termination, acceleration or cancellation in or with respect to any of Thai Parties's material properties, assets, contracts or agreements.

18.3 Litigation
     ----------

There is no action, suit, proceeding or investigation pending or currently threatened against Thai Parties which questions the validity of this Agreement, or the right of Thai Parties to enter into any such agreements, or to consummate the transactions contemplated hereby.

19.  Miscellaneous
     -------------


19.1 This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of Thailand.


19.2 In any action to interpret or enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred.


19.3 Neither party hereto shall assign this Agreement or the rights under this Agreement to any third party without prior written consent of PPV or Thai Parties as the case may be.


19.4 This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.


19.5 Neither party shall be held in breach of this Agreement for any performance required of it hereunder to the extent the same is prevented in whole or in party by reason of strike, fire, flood, acts of God, governmental acts, failure of suppliers, lack of transportation or any other force majeure beyond the reasonable control of such party, provided that the party affected shall give prompt written notice to the other party of the nature and date of commencement of the force majeure and expected duration, and the party so affected shall use reasonable efforts to avoid or remove the force majeure to the extent it is so able to do.


19.6 Any notice or other communications required or permitted hereunder shall be in writing and shall be mailed by registered air mail, postage prepaid, or otherwise delivered by hand, or by commercial express courier service, or facsimile addressed as follows:

     To PPV:

          Pacific Pay Video Limited
          405 Tasman Avenue
          Sunnyvale, California 94089, U.S.A.
          Attention: Chief Financial Officer
          Fax No.: (1-408) 734-1687

     with a copy to

          Wilson, Sonsini, Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304-1050, U.S.A.
          Attn: Thomas C. DeFilipps
          Fax No.: (1-415) 858-4486

     To Thai Parties:

          Khun Arun Churdboonchart
          176 Soi Pipat 2, Silom Road
          Silom Sub-District, Bangrak District
          Bangkok 10500, Thailand
          Fax No.: 231-5374

          AC Telecom, Ltd.
          425 Silom Road
          Bangkok 10500, Thailand
          Attn: Khun Arun Churdboonchart
          Fax No.: 236-6493

     Such notices shall be deemed to have been served when delivered or (if by facsimile) when dispatched or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

19.7 If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use their respective best efforts to negotiate a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.


19.8 This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

19.9 The failure of either party to enforce at any time the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provisions, not in any way affect the validity of either party to enforce each and every such provision thereafter.

19.10 The terms and conditions herein contained, constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.

19.11 At any time or from time to time on and after the date of this Agreement, each party shall at the request of the other party, at such requesting party's expense, (i) deliver such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

19.12 The section headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement.

19.13 The effective date of this Agreement, shall be the first date that this Agreement has been executed and delivered by both Thai Parties and PPV.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.


MR. ARUN CHURDBOONCHART

/s/  Arun Churdboonchart
- ------------------------

Schedule I:    Illustration of Present Shareholding (Clause 1)

Schedule II:   Illustration of New Shareholding (Clause 2.1)

Schedule III: English Translation of New Objects as Part of Memorandum of Association (Clause 4)

Schedule IV:   English Translation of New Articles of Association (Clause 5)

                                                                      Schedule I

                     Illustration of Present Shareholding
                                      of
                           PPV (Thailand) Co., Ltd.


Shareholders:                       Number of Shares  Percentage

1.  Pacific Pay Video Ltd.                   330,000          33%
2.  Mr. Robert Creager                       159,999     15.9999%
3.  Mr. Eric Sternberg                       000,001     00.0001%
4.  AC Telecom Ltd.                          110,000          11%
5.  Mr. Arun Churdboonchart                  369,999     36.9999%
6.  Mrs. Vina Churdboonchart                 010,000          01%
7.  Miss Sirisub Namnath                     010,000          01%
8.  Mr. Inthanom Churdboonchart              010,000          01%
9.  Miss Bussayamas Charuchandra             000,001     00,0001%
                                           ---------     -------
       Total:                              1,000,000         100%
                                           =========     =======

                                                                     Schedule II

                       Illustration of New Shareholding
                                      of
                           PPV (Thailand) Co., Ltd.


Shareholders:                        Number of Shares  Percentage

1.  Princess Ubolratanarajakanya              050,000          05%
2.  Pacific Pay Video Ltd.                    615,000        61.5%
3.  Mr. Robert Creager                        159,999     15.9999%
4.  Mr. Eric Sternberg                        000,001     00.0001%
5.  AC Telecom Ltd.                           010,000          01%
6.  Mr. Arun Churdboonchart                   134,999     13.4999%
7.  Mrs. Vina Churdboonchart                  010,000          01%
8.  Miss Sirisub Nanmath                      010,000          01%
9.  Mr. Inthanom Churdboonchart               010,000          01%
10. Miss Bussayamas Charuchandra              000,001     00.0001%
                                            ---------     -------
    Total:                                  1,000,000         100%
                                            =========     =======

                                                                    Schedule III

                      English Translation of New Objects
                                      of
                        PPV (Thailand) Company Limited

The objects of this Company are 38 in number, as follows:


Objects in details:


(1) To buy, obtain, receive, rent, buy on hire-purchase, own, possess, improve, use or otherwise manage any property whatsoever as well as the fruits thereof, except from exploiting benefits from land.


(2) To sell, transfer, mortgage, pledge, exchange or otherwise dispose of any property, except from exploiting benefits from land and other natural resources and internal trade relating to native agricultural produce.


(3) To be a broker, agent or commission agent in transactions and businesses of all types except insurance, membership recruitment for associations, and trading in securities.


(4) To borrow money, overdraw from accounts with banks, juristic persons or other finance institutions; and to lend money or otherwise give credit, with or without security; as well as to accept, issue, transfer or endorse bills of exchange or other negotiable instruments.


(5) To establish branch offices or to appoint agents, within or without the Kingdom.


(6) To become a partner with limited liability and a partner with unlimited liability in a partnership and a shareholder in a limited company and a limited public company.

(7) To carry on the business of trading in machinery, engines, mechanical tools, labour-saving devices, vehicles, electricity generators and electrical goods, refrigerators, air-conditioners, fans, electric rice-cookers, electric irons, water-pumps, heaters, coolers, kitchen utensils, hardware, copperware, brassware, sanitary fittings, home fittings, furniture, electrical equipment, and plumbing, including spare parts and accessories for the aforesaid goods.


(8) To carry on the business of trading in pre-cooked food, tinned food, food seasoning, liquid refreshment, liquor, beer, cigarettes.


(9) To carry on the business of trading in textiles, yarn, garments, ready-made clothes, wearing apparel and accessories, cosmetics, beauty aids and accessories, and other consumer goods, except for internal trade in indigenous agricultural produce.


(10) To carry on the business of trading in medicines for the curing and prevention of disease in humans and animals, pharmaceutical products, chemical substances, medical and pharmaceutical equipment, fertilizers, herbicides and pesticides, all kinds of growth agents for plants and animals, and scientific instruments and equipment.


(11) To carry on the business of trading in worked or manufactured gold, precious metal alloys, silver, diamonds, precious gems and semi-precious stones, including imitations thereof.


(12) To carry on the business of trading in paper, stationery, school books, printed forms, printed books, educational materials, calculators, printers, printing equipment and accessories, printed matter, newspapers, filing cabinets, and all kinds of office equipment.


(13) To carry on the business of trading in construction materials, construction equipment and tools and implements used in construction, all types of workman's tools, pigment and paint, painter's equipment, and all kinds of building ornament and decoration.

(14) To carry on the business of trading in plastics, or other similar materials, either in raw form or processed into articles.

(15) To carry on the business of automobile body builders, ceramic and glazed ware factory, pottery factory, vegetable-oil extraction factory, paper factory, gunny-bag factory, textile factory, spinning factory, textile dying and printing factory, rubber-tire manufacture and retreading factory, iron works, metal casting and machine lathing, and galvanized, iron sheet manufacture, pre-cooked food factory, liquor distillery, gas factory, cigarette factory, sugar-mill, plastic goods factory, metal-pressing and smelting factory, door and window leaves manufacture, glass factory, soft drink manufacture, rubber casting factory, automobile assembly works.

(16) To carry on the business of printing, of printing and publishing books, and of newspaper publishing.

(17) To carry on the business of ice factory.

(18) To carry on the contracting business of constructing buildings, commercial buildings, residential buildings, offices, roads, bridges, tunnels, dams, and all other kinds of constructions as well as all categories of civil engineering work.

(19) To carry on the business of hotels, restaurants, bars, night-clubs, bowling alleys, massage parlours, cinema theatres and other kinds of theatres of entertainment, vacation resorts, sport fields, and swimming pools.

(20) To carry on the business of guided tours including all kinds of business involved with guided tours, (except for domestic transport).

(21) To carry on the business of foreign currency exchange (when permitted by the Ministry of Finance).

(22) To carry on the business of import and export of the goods stipulated in the objects, and of their distribution at home and abroad.

(23) To carry on the business of hair-cutting, hair-dressing, beauty-salon, dress-making, and laundry.


(24) To carry on the business of commercial photograph, the development, printing and enlargement of photographs, including the same for documents.

(25) To carry on the business of production and distribution of movie films.

(26) To carry on the business of a service station selling petrol and providing repair, maintenance and inspection services, lubrication, spraying, and anti-rust treatment for all kinds of vehicles, including the services of installation, inspection and fixing of all kinds of anti-theft and accident prevention accessories.

(27) To carry on service businesses in legal, accountancy, engineering and architectural fields, including advertising.

(28) To undertake a service business providing guarantees for debt, liability or performance of the contractual obligations of other persons, including the guarantee for a person who has entered or departed the country in accordance with the laws of immigration, taxation and other laws.

(29) To undertake a service business of counseling and making recommendations on problems related to work management, commerce and industry, including problems of manufacturing, marketing and distributing.

(30) To carry on a service business of collecting, compiling, preparing, publishing and distributing statistics, data and information concerning agriculture, industry, commerce, finance and the market, including analyzing and assessing the outcome of business transactions.

(31) To carry on the business of a private hospital and nursing home, of curing of the ill and people in pain, and technical instruction and training in medicine and health science.

(32) To carry on the business of bidding for sale of goods and hire of work in accordance with all of the objects, for any person, body of persons, juristic person, government agency and state enterprise, except, goods that are local agricultural products.

(33) The Company is entitled to issue shares at a price higher than par value.

(34) To conduct the business of trading operations of video equipment, video-television equipment, telephone equipment, personal radio paging equipment, telecommunications equipment, communications system, computer system and every kind of communications equipment including spare parts and accessories thereof.

(35) To conduct the service business of undertaking the installation of video equipment, video-television equipment, telephone equipment and computer systems.

(36) To conduct the business of renting out video tapes, disks, video games or any item which have made the recordings of picture and sound, as well as to undertake the hire to make recordings of picture and sound on tapes, disk, video games or such item.

(37) To conduct the business of importing and exporting of products set forth in the Objects.


(38) To conduct the business on-demand video entertainment in hotels whereby viewers agree to pay service price before viewing the programs, direct sale by video shopping programs in hotels including development, manufacture and distribution of such video programs.

                                                                     Schedule IV

                            Articles of Association
                                      of
                        PPV (Thailand) Company Limited


                                   CHAPTER I
                                   ---------

                                    General
                                    -------

1. These regulations shall be called the Articles of Association of PPV (Thailand) Company Limited.


2. Unless otherwise specified "Company" shall means PPV (Thailand) Company limited.


3. Unless otherwise stipulated in these Articles the provisions in the Civil and Commercial Code regarding limited companies shall apply.

4. Any addition or amendment to these Articles or Memorandum of Association of the Company shall require the passing of a special resolution by two successive general meetings of the shareholders.



                                  CHAPTER II
                                  ----------
                            Shares and Shareholders
                            -----------------------

5. The Company's shares shall consist solely of ordinary shares entered in name certificates.


     The registered capital of the Company is Baht 10,000,000 (ten million) which is divided into 1,000,000 ordinary shares having the par value of Baht 10 per share.

6.   The shares of the Company shall be divided into three classes:

     (1) Class A shares: Share numbered 1 to 590000 and 600001 to 785000, inclusive (A number equaling 77.5% of the total shares issued).


     (2) Class B shares: Share numbered 590001 to 600000 and 835001 to 1000000, inclusive (A number equaling 17.5% of the total shares issued).


     (3) Class C shares: Share numbered 785001 to 835000, inclusive (A number equaling 5% of the total shares issued).


     Unless otherwise provided by these Articles, all shares in the three classes shall have the same rights and status. The designation of class shall be incorporated on each share certificate issued by the Company.

7. Each share certificate issued by the Company shall bear the following statement upon its face: "Transfer or sale of shares represented by this share certificate is subject to the restrictions contained in the Articles of Association of the Company."

8.   The Company shall not own its own shares nor take them in pledge.

9. The Company shall provide a register of shareholders which shall be kept by the Company under the control of the Board of Directors, and in which shall be entered the particulars of transfer or alteration of every share.

10. No shareholder may pledge or encumber in any way whatsoever the shares he holds in the Company without prior written consent of the board of Directors.


     No shareholder may transfer, his shares in the Company unless with the prior written approval from the Board of Directors. Such approval, however, shall not be applicable, if transfer of the shares is made in accordance with the following:

     (i) If at any time either party wishes to sell, transfer or otherwise dispose of all or any part of its shares, such party must first offer to sell such shares (the "Offer") to the other party by giving written notice specifying the terms of the Offer, which shall include the sale price per shares and the number of shares to be sold.

     (ii) If the Offer is not accepted within 45 days from the date of the receipt of the notice of the Offer, then such party shall be free to sell the shares to any third party, provided that the price and terms of such purchase and sale shall in no event be more favorable to the third party than those offered to the other party.

     (iii) Notwithstanding the foregoing, neither party shall have the right to transfer; its shares to any entity or individual which competes with the business of the Company.

11. All transfers of shares must be in writing and executed both by the transferor and the transferee whose Signatures shall be certified by at least one witness. The transferor shall be deemed to remain the holder of the shares until the particulars of transferee and the shares transferred are recorded in the register of shareholders.

12. The Board of Directors may, in their, absolute discretion, and without assigning any reason, refuse to register a transfer of any share. If the Board of Directors refuse to register a transfer of any shares, they shall, within one month after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13. A fee, as the Board of Directors may from time to time determine, in accordance with law, may be charged for issue of share certificates and registration of transfers.

14. The Company may close the registration of share transfer during the fourteen days immediately preceding Ordinary General Meeting.

                                  CHAPTER III
                                  -----------
                                General Meetings
                                ----------------

15. A general meeting of shareholders shall be held within six months of the date of registration of the Company and a general meeting shall subsequently be held once at least in every twelve months. Such general meetings are called "Ordinary General Meetings", and all other general meetings are called "Extraordinary General Meetings". Subject to the foregoing the Board of Directors may summon general meetings whenever they think fit.

16. At least fifteen days' notice prior to every general meeting shall be given to all shareholders whose names appear in the register of shareholders. Notices to shareholders in Thailand shall be given by post and notices to shareholders abroad shall be immediately sent by registered airmail or cable or telex or facsimile in which three latter cases a letter confirming the notice in writing shall be sent to the shareholders. The notice shall specify the place, the day and the hour of the meeting, and the nature of the business to be transacted thereat.

17.  Ordinary General meetings shall be summoned for the purpose of:

     (1) Reviewing the report of the Board of Directors covering work done during the previous period and suggestions as to future courses of action.

     (2) Considering the balance sheet and the profit and loss account of the preceding fiscal year and approving the same.


     (3) Reviewing directors' remuneration, declaration of dividends, and the appropriation of amounts as reserve fund.


     (4) Election of new Directors in place of those who must retire on the expiration of their terms.

     (5)  Appointment of the auditor and fixing his remuneration.

     (6)  Other business.

18. A quorum for a general meeting of Shareholders shall consist of holders of a majority of the total number of shares of the Company. Shareholders represented by proxy shall be counted in determining a quorum.

19. In casting votes at a general meeting, each shareholder shall have one vote for each share of which he is the holder. All ordinary resolutions shall require the vote by a majority of the share present. in person or by proxy, at the general meeting.

20. Decisions on the following matters shall be made by special resolution only, which shall require affirmative votes at a general meeting of shareholders of not less than three-fourths of all of the shares issued by the Company, and at a subsequent general meeting affirmative votes of the shareholders holding not less than two-thirds of all of the shares issued by the Company. The Civil and Commercial Code shall apply to other procedures.

     (1)  To amend the Memorandum or Articles of Association.

     (2)  To increase or reduce the registered capital.

     (3)  To dissolve the company.

     (4)  To amalgamate with another company.

     (5) To allot. new shares as fully or partly paid up otherwise than in money.

21. Any shareholder may vote by proxy, provided the power given to such proxy is in writing. The instrument appointing a proxy shall be dated and signed by the shareholder and shall contain the following particulars:

     (1)  The number and class of shares held by the shareholder.

     (2) The full name and address of the proxy.

     (3) The meeting or meetings or the period for which the proxy is appointed.

     If a proxy proposes to vote at a meeting, the instrument of appointment of the proxy must be deposited with the Chairman at or before the commencement of that meeting.

22. Only shareholders duly registered and having paid all sums for the time being due and payable to the Company in respect of their shares, shall be entitled to vote on any question either personally or by proxy at any general meeting.

23. The Chairman of the Board of Directors shall preside at every general meeting. If there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for holding the meeting, the shareholders present may elect one of the other directors to be Chairman. The Chairman shall have a casting vote.

24. The Chairman may adjourn a general meeting with the consent of the meeting but in the succeeding meeting no other business may be discussed except that pending from the previous meeting.

                                  CHAPTER IV
                                  ----------
                             Directors and Auditors
                             ----------------------

25. A Board of Directors shall be elected by the general meeting to carry out the Company's business under the control of the general meeting of shareholders and subject to these Articles of Association.

     A director need not be a-shareholder in the Company.

     A director shall not be personally liable for any acts or omissions excepting those involving fraud or willful wrongdoing.

26. At the first Ordinary General Meeting after the registration of the Company and at the first Ordinary General Meeting in every subsequent year, one-third of the directors, or, if their number is not a multiple of three, then the number nearest to one-third must retire from office. A retiring director is eligible for re-election.

27. The number of directors shall be 5 directors. The shareholders shall be entitled to nominate directors in the following ratio:

     (a) Class A shareholders shall be entitled to nominate three (3) persons to be directors of the Company and any person so nominated shall hereinafter be referred to as Class A Director.

     (b) Class B shareholders shall be entitled to nominate two (2) persons to be directors of the Company and any person so nominated shall hereinafter be referred to as Class B Director.

28. The Board of Directors will elect one of the directors as Chairman as nominated by Class A shareholders. The Chairman shall have a casting vote.

     The Board of Directors will appoint one of the directors nominated by the Class A shareholders as the Managing Director of the Company; and if he shall at any time vacate office the Board of Directors shall appoint in his place Managing Director from the directors nominated by the Class A shareholders.

29. A Managing Director shall, while holding that office, be subject to retirement by rotation of directors. He shall be subject to the same provisions as to disqualification, resignation and removal as the other directors of the Company. If he ceases from any cause to be a director or if the Company in general meeting resolves that his tenure of office of Managing Director be terminated, he shall, ipso facto, cease to hold such office.

30. Any vacancy among the- members of the Board of Directors occurring otherwise than by rotation under Article 26 may be filled by the Board of Directors, upon nomination by that class of shareholders who nominated the director whose office is vacated. Any person so appointed shall retain office only during such time as the director whom he replaces would have been entitled to retain the same.

31. Any director may be present at a meeting of directors and vote by proxy, provided the power given to such proxy is in writing. Instruments appointing proxies shall be in such form and be executed in such manner as the Board of Directors may from time to time determine or in particular cases accept.

32. Meetings of the Board of Directors shall be held at such times and places as may be determined by the Chairman or by the Managing Director. Not less than fifteen days' notice of a meeting shall be given to each director by letter, cable, telex or facsimile as appropriate. Such notice to any director may be waived by that director and shall be deemed waived by his presence at the meeting.

33. Whenever any notice whatsoever is required to be given to any director, or whenever a matter is submitted at any meeting of directors and such matter was omitted from the proposed agenda for such meeting in the notice therefor, a written waiver of such notice or of such omission, signed by the person or persons entitled to any such notice whether before or after the time of such meeting, shall be deemed the equivalent of the timely giving of such notice or the inclusion of such matter in the proposed agenda, as the case may be.

34. At all meetings of the Board of Directors a quorum shall consist of at least three directors but at least two of whom must be the directors nominated by Class A shareholders. A proxy appointed under Article 31 shall be counted in determining the presence of a quorum in the absence of the director in whose place he acts.

     All resolutions of the Board of Directors shall require the affirmative vote of at least 3 directors but at least one vote must be adopted by a director nominated by Class A shareholders.

     The Board of Directors may adopt a resolution without holding a meeting if all directors approve the action by placing their signatures on the original copy of the resolution. Any such resolution shall be binding on the Company only after all of the directors have signed the resolution. The duly signed resolution shall be delivered to the Chairman and placed in the minute book of the Company.

35. The Board of Directors may entrust to and confer upon a Managing Director or manager any of the powers exercisable by the Board of Directors upon such terms and conditions and with such restrictions as the Board of Directors think expedient, and may from time to time revoke, withdraw, alter or vary all or any of such powers.

36. The Board of Directors may appoint other persons to carry out the Company's business under the Board of Directors' supervision or may by duly executed power of attorney entrust to and confer upon such other persons such powers as they think fit and for such time as they think expedient and they may confer such powers collaterally with or to the exclusion of or in substitution for all or any of the powers of the Board of Directors in that behalf and may from time to time revoke, withdraw, alter or vary any of such powers.

37. The Board of directors shall elect 2 Class A directors and 2 Class B directors as the Company's authorized directors. Any contract and/or juristic act entered into on behalf of the Company and which will bind the Company shall require a joint signature of at least 2 authorized directors one of whom shall be from Class A director and another shall be from Class B directors with the Company's seal affixed.

     The names of authorized directors, whose signatures together with the Company's seal shall bind the Company may be fixed by the Board of Directors in accordance with the condition stipulated in the foregoing paragraph.

38. The Company's auditor shall be elected upon the nomination of the Board of Directors and his remuneration fixed every year at an Ordinary General Meeting. A retiring auditor is eligible for re-election.

                                   CHAPTER V
                                   ---------
                               Books and Accounts
                               ------------------

39. The Company's books and accounts shall be kept in English with Thai caption, and shall be maintained according to international accounting practices and procedures generally acceptable in Thailand.

40.  The Board of Directors shall cause true and complete accounts to be kept:

     (1) Of the sums received and expended by the Company and of the matters in respect of which each receipt or expenditure takes place.

     (2)  Of the assets and liabilities of the Company.

41. The Board of Directors shall cause a balance sheet to be made at least once in every twelve months, as of the end of the fiscal year of the Company. The balance sheet must contain a summary of the assets and liabilities of the Company and a profit and loss account for the fiscal year of the Company.

     The fiscal year of the Company shall commence on the 1st of January and end on the 31st of December of each year, provided that the first fiscal year shall commence on the date of incorporation and end on the next subsequent 31st of December.

     The Board of Directors shall also cause an internal balance sheet, the profit and loss account and the statements of retained earnings to be made after the end of each month and after the end of each quarterly and copies of the internal balance sheet, the profit and loss.-account and the statements of retained earnings must be sent to every person entered in the register of shareholders within ten days after the end of each month and after the end of each quarterly.

42. The Board of Directors shall have the balance sheet and profit and loss account examined by the Company's auditor and submitted to a general meeting for adoption within four months from the end of the fiscal year. A copy of the balance sheet and profit and loss account must be sent to every person entered in the register of shareholders at least seven days before the general meeting.

43. The Board of Directors shall cause minutes of all proceedings and resolutions of all meetings of shareholders and directors to be recorded and duly entered in the minutes book which shall be kept at the registered office of the Company. Any such minutes signed by the Chairman of the meeting or of the succeeding meeting, are presumed correct evidence of the matters therein contained, and all resolutions and proceedings of which minutes have been so made are presumed to have been duly passed.

                                   CHAPTER VI
                                   ----------
                             Dividends and Reserves
                             ----------------------

44. The Company must appropriate to a reserve fund. at each distribution of dividends, at least one-twentieth of the profits, until the reserve fund reaches one-tenth of the capital of the Company.

45. No dividend may be declared except by a resolution passed in a general meeting.

     Notice of any dividend that may have been declared shall be given by letter to each shareholder whose name appears on the register of shareholders.

     The Board of Directors may from time to time pay to the shareholders such interim dividends as appear to the Board of Directors to be justified by the profits of the Company.

     If the Company has incurred losses, no dividend may be paid unless such losses have been made good.

                                  CHAPTER VII
                                  -----------
                              Increase in Capital
                              -------------------

46. The Company may, by special resolution, increase its registered capital by such sum as the resolution shall prescribe. Save as the shareholders may by special resolution direct, each new share shall be issued either as an "A" class share to a shareholder holding "A" class shares or as a "B" class share to a shareholder holding "B" class shares: or a "C" class share to a shareholder holding "C" class shares.

47. All new shares must be offered to the shareholders in proportion to the shares held by them.

48. No new shares of the Company may be allotted as fully or partly paid up otherwise than in money, unless otherwise provided for by special resolution of the Shareholders.

                           ------------------------